Exhibit 4.3

THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE THEREFOR.

BASIN WATER, INC.

Warrant for the Purchase of Shares of Series _

Preferred Stock

No. [ ]	[ ] Shares

FOR VALUE RECEIVED,                             , a California corporation (the “Company”), hereby certifies that                     —, his designees or his permitted assigns is entitled to purchase from the Company, at any time or from time to time commencing on             , 200         and prior to 5:00 P.M., New York City time, on the Expiration Date (as defined below),                              (                    -) fully paid and non-assessable shares of the Series _ Convertible Preferred Stock, no par value per share, $             stated value per share, at an exercise price of $             per share, subject and pursuant to the terms of this Warrant. Hereinafter, (i) said Series _ Convertible Preferred Stock, together with any other equity securities which may be issued by the Company with respect thereto (other than on conversion thereof) or in substitution therefor, is referred to as the “Preferred Stock,” (ii) the Common Stock, no par value, of the Company is referred to as the “Common Stock,” (iii) the shares of the Preferred Stock purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the “Warrant Shares,” (iv) the shares of Common Stock purchasable hereunder or under any other Warrant (as hereinafter defined) following the conversion of all shares of Preferred Stock into Common Stock and each share of Common Stock receivable upon the conversion of the Warrant Shares receivable upon the exercise of this Warrant are referred to as the “Conversion Shares,” (v) the aggregate purchase price payable for the Warrant Shares or the Conversion Shares, as the case may be, hereunder is referred to as the “Aggregate Warrant Price,” (vi) the price payable (initially $             per share) for each of the Warrant Shares or the Conversion Shares, as the case may be, hereunder is referred to as the “Per Share Warrant Price,” (vii) this Warrant, all similar Warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants are referred to as the “Warrants,” (viii) the “Expiration Date” shall be                     -, (ix) the holder of this Warrant is referred to as the “Holder” and the holder(s) of this Warrant and all other Warrants, Warrant Shares and Conversion Shares are referred to as the “Holders” and Holders of more than fifty percent (50%) of the outstanding Warrants are referred to as the “Majority of the Holders” and (x) the then Current Market Price per share (the “Current Market Price”) as of any date shall be deemed to be the last sale price of the Common Stock on the trading day prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc., Automated Quotations System (“NASDAQ”), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the high per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors. The then “Current Market Price Per Share of Preferred Stock” shall equal the then Current Market Price multiplied by the Series _ Conversion Ratio (as such term is defined and used in the Company’s Articles of Incorporation) then in effect with respect to the Preferred Stock.

1. Exercise of Warrant.

(a) This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the date hereof and ending prior to 5:00 P.M., New York City time, on the Expiration Date by the Holder:

(i) by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in Section 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for Warrant Shares or Conversion Shares, as the case may be, made by certified or official bank check payable to the order of the Company; or

(ii) by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a “Cashless Exercise”) at the address set forth in Section 9(a) hereof. In the event of a Cashless Exercise, the Holder shall exchange its Warrant, or a proportionate part thereof if this Warrant is being exercised in part, without the payment of any additional consideration, for that number of Warrant Shares or Conversion Shares, as the case may be, subject to such Cashless Exercise multiplied by a fraction, the numerator of which shall be the difference between the then Current Market Price Per Share of Preferred Stock (or the Common Stock into which the Preferred Stock is convertible) and the Per Share Warrant Price, and the denominator of which shall be the then Current Market Price Per Share of Preferred Stock (or the Common Stock into which the Preferred Stock is convertible). For purposes of any computation under this Section 1(a), the then Current Market Price shall be based on the trading day prior to the Cashless Exercise.

(b) If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Preferred Stock (or the Common Stock following conversion of all the Preferred Stock), and the Holder shall be entitled to receive a new Warrant covering the Warrant Shares or Conversion Shares, as the case may be, which have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares or Conversion Shares, as the case may be. Upon exercise and surrender of this Warrant, the Company will (i) issue a certificate or certificates in the name of the Holder for the number of whole shares of the Preferred Stock (or the Common Stock following conversion of all the

Preferred Stock) that the Holder is purchasing and, if this Warrant is exercised in whole, in lieu of any fractional share of the Preferred Stock (or the Common Stock following conversion of all the Preferred Stock) to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, if any, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c) If this Warrant is exercised on or after the date on which all shares of Preferred Stock have been converted into shares of Common Stock, then this Warrant shall be exercisable only for Conversion Shares at the then applicable Per Share Warrant Price (including any adjustment pursuant to Section 3(e) below).

(d) Notice of the Expiration Date shall be mailed to the Holders not less than thirty (30) prior to such date.

(e) Notwithstanding any other provision of this Warrant, the right to exercise this Warrant shall terminate prior to the Expiration Date upon the occurrence of the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction) (a “Sale”); provided that (i) the Company notify the Holder at least thirty (30) days prior to the consummation of Sale, (ii) the Holder has the right to exercise the Warrant prior to the Sale and receive consideration per Warrant Share or Conversion Share, as applicable, of at least $8.80 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). If the consideration receivable is other than cash, then the value shall be determined in good faith by the Company’s Board of Directors.

2. Reservation of Warrant Shares and Conversion Shares; Listing. The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Preferred Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and not subject to any rights of first refusal; (b) have authorized and in reserve, and shall keep available, solely for issuance or delivery upon conversion of the Warrant Shares or the exercise of this Warrant for Conversion Shares, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon such conversion, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal; and (c) if the Company hereafter lists its Common Stock on any national securities exchange, use its commercially reasonable efforts to list, upon conversion into Common Stock, the Conversion Shares and keep the Conversion Shares authorized for listing on such exchange, for so long as the Common Stock is so listed.

3. Protection Against Dilution.

(a) In case the Company shall distribute (other than a distribution in liquidation of the Company) to all or substantially all holders of its Preferred Stock, without any charge to such holders, evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase Preferred Stock, then in each case, this Warrant shall represent the right to acquire, in addition to the Warrant Shares, and without payment of any additional consideration therefor, the amount of such evidences of its indebtedness or assets or such rights, options, warrants or convertible securities to which the Holder would have been entitled to receive had this Warrant been exercised for Warrant Shares immediately prior to the time for determination of the holders of Preferred Stock entitled to participate in such distribution.

(b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its capital stock in shares of Preferred Stock, (ii) subdivide its outstanding shares of Preferred Stock into a greater number of shares, (iii) combine its outstanding shares of Preferred Stock into a smaller number of shares or (iv) issue by reclassification of its Preferred Stock any shares of capital stock of the Company (other than the Conversion Shares), the Per Share Warrant Price shall be adjusted to be equal to a fraction, the numerator of which shall be the Aggregate Warrant Price and the denominator of which shall be the number of shares of Preferred Stock or other capital stock of the Company which the Holder would have owned immediately following such action had such Warrants been exercised for Warrant Shares immediately prior thereto. An adjustment made pursuant to this Section 3(b) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(c) Notwithstanding anything to the contrary contained herein, no adjustment in the Per Share Warrant Price shall be required in the case of the issuance by the Company of Preferred Stock or Common Stock or other securities (i) pursuant to the exercise of any Warrant, (ii) upon the conversion of shares of Series _ Convertible Preferred Stock (the “Series _ Preferred”) or the Preferred Stock, (iii) pursuant to the exercise of any stock options or warrants or other rights to acquire securities of the Company currently outstanding, (iv) issued after the date hereof pursuant to any Company benefit plan, Company stock option plan or Company stock incentive plan (all as approved by the Board of Directors) or (v) for which adjustment of the Series _ Conversion Price is made pursuant to the Company’s Articles of Incorporation, provided that such adjustment applies to the Warrant Shares.

(d) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of the property of the Company as an entirety or substantially as a entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of another corporation or other entity into the Company), (each, a “Termination Event”) the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such Termination Event had this Warrant been exercised immediately prior to the effective date of such Termination Event and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this Section 3(d) shall similarly apply to successive Termination Event. Except as provided in Section 1(e) above, the Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder; provided, however, that any such issuer will not have to comply with the provisions of Section 5(a) hereof. Notice of any such Termination Event and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than thirty (30) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a Termination Event for the foregoing purposes.

(e) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Majority of the Holders may appoint a firm of independent public accountants of recognized national standing reasonably acceptable to the Company, which shall give their opinion as to the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein. The fees and expenses of such independent public accountants shall be borne by the Company; provided, however, that if such independent public accountants determine that no adjustment is necessary or that any necessary adjustment would result in the Per Share Warrant Price adjustment of less than 2.5%, then, the Holders shall pay all of the aforementioned fees and expenses.

(f) No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.05 per Warrant Share; provided, however, that any adjustments which by reason of this Section 3(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this Section 3(f)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the Holder of this Warrant or Preferred Stock issuable upon the exercise hereof if the Holder provides the Company with at least 10 business days’ notice of the need to make such adjustments. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled, but not obligated, to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its sole discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(g) Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief description of the need to make such adjustment or modification and the manner of computing the same and cause copies of such description to be mailed to the Holders of the Warrants. The Company may, but shall not be obligated to unless requested by a Majority of the Holders, obtain a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) (the “Certificate”) setting forth the Per Share Warrant Price and the number of Warrant Shares or Conversion Shares, as the case may be, after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants. The reasonable fees and expenses related to procuring the Certificate (including but not limited to the fees and expenses of such accountants) shall be borne by the Company; provided, however, that if the aforementioned independent public accountants determine that the Per Share Warrant Price is the same as the Company’s determination of the Per Share Warrant Price (as it existed prior to the retention of the independent public accounts for the purpose of providing the Certificate), or differs from the Company’s determination by less than 2.5%, then the Holder’s shall pay the aforementioned reasonable fees and expenses.

(h) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Preferred Stock or Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than ten days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(i) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Preferred Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine in good faith the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Preferred Stock and other capital stock.

(j) For purposes of the anti-dilution protection contained in this Section 3, at all times following the conversion of all shares of Preferred Stock into shares of Common Stock, other than shares of Preferred Stock issuable upon the exercise of Warrants, the term Preferred Stock shall be read to be Common Stock, context permitting, so that the anti-dilution provisions will continue to protect the purchase rights represented by this Warrant after the conversion of all the Preferred Stock into the Common Stock (other than Preferred Stock issuable upon the exercise of Warrants) in accordance with the essential intent and principles of this Section 3.

(k) Upon the expiration of any rights, options, warrants or conversion privileges, if such shall not have been exercised, the Per Share Warrant Price, to the extent this

Warrant has not then been exercised, shall, upon such expiration, be readjusted to such amount as would have obtained had the adjustment made upon the granting or issuance of such rights, options, warrants or conversion privileges been made based upon the issuance of only the number of shares of Preferred Stock actually issued on exercise of such rights, options, warrants or conversion privileges; provided, however, that no such readjustment shall have the effect of increasing the Per Share Warrant Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(l) The anti-dilution provisions of Section 4.2.1 of the Articles of Incorporation shall apply to the Preferred Stock issuable upon exercise of the Warrants, as if the Holder held such shares of Preferred Stock as of the date hereof.

4. Fully Paid Stock; Taxes. The Company agrees that the shares of the Preferred Stock represented by each and every certificate for Warrant Shares delivered upon the exercise of this Warrant and the shares of Common Stock delivered upon the conversion of the Warrant Shares or the exercise of this Warrant following the conversion of all shares of Preferred Stock into Common Stock, shall at the time of such delivery and, if not pursuant to a Cashless Exercise, after receipt by the Company of the Aggregate Warrant Price, be duly and validly issued and outstanding, fully paid and nonassessable, and not subject to any rights of first refusal. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share, Conversion Share or any certificate thereof to the extent required because of the issuance by the Company of such security; provided, however, that if Warrant Shares or Conversion Shares are to be delivered in a name other than the Holder, no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

5. Registration Under Securities Act of 1933. (a) The Holder shall have the right to participate in the registration rights granted to purchasers of Preferred Stock pursuant to Article V of the Subscription Agreement (the “Subscription Agreement”) entered into between each such purchaser and the Company in connection with the issuance and sale of the Preferred Stock on or about the date hereof, to the same extent as if the Holder were a party thereto. By acceptance of this Warrant, the Holder agrees to comply with the provisions in Article V, Section 1.18 and Section 1.19(a) of the Subscription Agreement, copies of which are attached hereto as Schedule A, to the same extent as if it were a party thereto.

(b) Until all Conversion Shares have been sold under a Registration Statement declared effective by the Securities and Exchange Commission (the “Commission”) or pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”), the Company shall, if the Company has securities registered pursuant to the Act or the Securities Exchange Act of 1934, as amended, use its commercially reasonable efforts to file with the Commission all current reports and the information as may be necessary to comply with Rule 144(c) of the Act, so as to enable the Holder to effect sales of its shares in reliance upon Rule 144.

6. Investment Intent; Limited Transferability.

(a) The Holder represents, by accepting this Warrant, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Act and understands that this Warrant and any securities issuable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws or “Blue Sky” laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. The Holder further understands that the Warrant Shares have not been qualified under the California Corporations Code (the “California Law”) by reason of their issuance in a transaction exempt from the qualification requirements of the California Law, which exemption depends upon, among other things, Holder’s representations made herein. The Holder further represents to the Company that it is acquiring this Warrant and will acquire any securities issuable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act, and agrees that this Warrant and any such securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or “Blue Sky” laws or (ii) this Warrant or any such securities are (x) sold or otherwise transferred in whole and not in part and (y) the holder has delivered to the Company an opinion of counsel reasonably satisfactory to the Company that such sale or transfer is made pursuant to one or more exemptions from the Act. Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Holder which is a corporation to a wholly owned subsidiary of such corporation or to a corporation owned by the same parent entity of such corporation, a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Holder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired member, provided that, as a condition to the Company effecting such transfer, the transferee in each case agrees in writing to be subject to the terms of this Section 6, or (ii) a transfer made in accordance with Rule 144 under the Act.

(b) This Warrant and all rights hereunder are transferable, in whole or in part, upon (i) prior written notice to the Company, (ii) surrender of the Warrant to the Company with a properly executed assignment (in the form attached at the end hereof) at the address set forth in Section 9(a) hereof, (iii) upon delivery to the Company of the opinion referred to in Section 6(a), and (iv) delivery to the Company at such address of an executed agreement by which the transferee of the Warrant agrees to be bound by all of the terms and conditions of this Warrant; including, without limitation, the provisions of Section 1.18 and Section 1.19(a) of the Subscription Agreement; provided, however, that a Holder shall not transfer, sell, assign or hypothecate this Warrant for a period of six months from March 27, 2003, other than to any member of the National Association of Securities Dealers, Inc. (“NASD”) participating in the Offering (as defined in the Subscription Agreement), or any officer or employee of the Holder or any such NASD member. The Company will maintain a register containing the names and addresses of the registered Holder of this Warrant. Any registered Holder may change such registered holder’s address as shown on the warrant register by written notice to the Company requesting such change. The Company may treat the registered Holder of this Warrant as he or it appears on the warrant register at any time as the Holder for all purposes.

7. Loss, etc., of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof. This Warrant does, however, require certain notices to Holders as set forth herein.

9. Communication. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, addressed to:

(a) the Company at 8731 Prestige Court, Rancho Cucamonga, CA 91730 or such other address as the Company has designated in writing to the Holder, or

(b) the Holder at c/o [                                                                                 ] or other such address as the Holder has designated in writing to the Company.

10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of California without giving effect to the principles of conflicts of law thereof.

12. Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the then current Majority of the Holders of the Warrants only.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this      day of     , 20    .

COMPANY NAME

By:
President

ATTEST:
Secretary

[Corporate Seal]

SUBSCRIPTION

The undersigned,                             , pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase                      shares of the Preferred Stock, no par value per share, stated value $             per share, of             , covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant. As a condition to this subscription, the undersigned hereby represents and warrants to the Company that the representations and warranties of Section 6(a) are true and correct as of the date of this subscription as if they had been made on such date with respect to the Warrant Shares.

Dated:	Signature:
Address:

CASHLESS EXERCISE

The undersigned                             , pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for              shares of Preferred Stock, no par value per share, stated value $             per share, of             ., pursuant to the Cashless Exercise provisions of the Warrant.

Dated:	Signature:
Address:

ASSIGNMENT

FOR VALUE RECEIVED                              hereby sells, assigns and transfers unto              the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint             , attorney, to transfer said Warrant on the books of                     .

Dated:	Signature:
Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED                              hereby assigns and transfers unto              the right to purchase              shares of the Preferred Stock, no par value per share, stated value $             per share, of             ., covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint             , attorney, to transfer that part of said Warrant on the books of             .

Dated:	Signature:
Address:

13